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                                                                    EXHIBIT 99.1

[COTTON STATES INSURANCE LOGO]

FOR IMMEDIATE RELEASE

CONTACT: Wendy M. Chamblee (770) 391-8903
         Vice President, Corporate Communications or
         William J. Barlow (770) 391-8789
         Vice President, Finance-Controller

                      COTTON STATES LIFE INSURANCE COMPANY
                        ANNOUNCES THIRD-QUARTER EARNINGS

         ATLANTA (November 5, 2004) Cotton States Life Insurance Company (Nasdaq: CSLI) today announced net earnings for the third quarter of 2004 of $1.2 million or $.19 per diluted share, compared to $1.8 million or $.29 per diluted share for the same period in 2003. Net income through September 30, 2004, was $3.5 million or $.53 per diluted share, compared to $5.0 million or $.76 per diluted share during the first nine months of 2003. Premiums increased nearly eight percent for the year, resulting in part from a 14 percent increase in the Company's guaranteed issue/simplified issue premium and an eight percent increase in traditional life premium. Death benefits, which were up in the first quarter, returned to expected levels in both the second and third quarters. Net investment income and capital gains, compared to last year's performance, continue to be impacted by the uncertain investment market. Additionally, third-quarter earnings were affected by transaction-related expenses associated with the proposed merger with a subsidiary of COUNTRY Life Insurance Company(R).

         The shareholders of Cotton States Life Insurance Company recently approved the Agreement and Plan of Merger. Of the shares voted, more than 99 percent voted to approve the Agreement and Plan of Merger and less than one percent voted against it or abstained from voting. Under the Agreement and Plan

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of Merger, Cotton States Life Insurance shareholders will receive $20.25 cash for each share of outstanding common stock of Cotton States Life Insurance Company upon consummation of the merger. As a result, Cotton States Life Insurance Company will become a privately held company.

         Last week, the Georgia Insurance Department held a public hearing to review the proposed merger of Cotton States Life Insurance Company and the affiliation of Cotton States Mutual Insurance Company and its subsidiary, Shield Insurance Company, with the property/casualty insurance group of COUNTRY.

         The transactions will be consummated upon receiving final approvals from the Georgia Department of Insurance and other regulatory authorities, and the satisfaction of the other conditions to closing set forth in the transaction documents. It is anticipated that the transactions with COUNTRY will close in early January 2005, if all such approvals are received and conditions satisfied.

ABOUT COUNTRY

         COUNTRY(R) Insurance & Financial Services and its alliances serve about one million households and businesses throughout the United States. Founded in 1925, the group now has nearly 2,000 exclusive agents in 14 Midwestern and Western states who offer a full range of property/casualty, life and annuity products, as well as financial and estate planning services. Through alliances, affiliations and relationships with independent agents, their geographic reach spans across the United States. The COUNTRY property/casualty pool includes COUNTRY Mutual Insurance Company, Bloomington, Ill.; Middlesex Mutual Assurance Company, Middletown, Conn.; Holyoke Mutual Insurance Company in Salem, Salem, Mass.; and MSI Insurance Companies, Arden Hills, Minn. The COUNTRY insurance companies have nearly $1.5 billion of property/casualty premium, $530 million in life premium and are consistently rated A+ by A.M. Best. For additional information, visit www.countryfinancial.com.

ABOUT COTTON STATES

         Cotton States Insurance is a group of companies that has been providing quality insurance products to customers in the Southeast since 1941, with products for auto, home and life. The Group's product portfolio is complemented with specialty products that are marketed through its two brokerage operations. The Cotton States Insurance Group includes Cotton States Mutual Insurance Company, Shield Insurance Company and Cotton States Life Insurance Company, including its two subsidiaries Cotton States Marketing Resources, Inc. and CSI Brokerage Services, Inc. Cotton States Life Insurance Company is traded on The NASDAQ National Market under the symbol CSLI. For additional information, visit www.cottonstatesinsurance.com.


FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that are not strictly historical and that involve risks and uncertainties. Such statements include, without limitation, any statements containing the words "believe," "anticipate," "estimate," "expect," "intend," "plan," and other similar expressions, as well as statements regarding the transactions with COUNTRY. The forward-looking statements set forth herein involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including the ability to obtain necessary regulatory approvals and the timing thereof, the ability of the parties to satisfy the conditions to closing set forth in the transaction documents with COUNTRY, general economic conditions, changes in the economic and financial condition of Cotton States prior to closing, and legislation or regulatory environments that adversely affect the businesses. Cotton States and COUNTRY expressly disclaim any obligation to update these forward-looking statements.

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                      COTTON STATES LIFE INSURANCE COMPANY
             Unaudited Consolidated Condensed Statements of Earnings Three Months and Nine Months ending September 30, 2004 and 2003

                                                           Three months ended                  Nine months ended
                                                              September 30,                      September 30,
                                                     -----------------------------        ----------------------------
                                                         2004              2003              2004             2003
                                                     -----------        ----------        ----------        ----------
Revenue:
     Premiums                                        $ 9,413,448         8,776,978        27,807,673        25,799,984
     Investment income                                 2,182,929         2,224,128         6,646,117         6,680,796
     Realized investment gains (losses)                   76,518           253,397           340,786         1,489,296
     Brokerage commissions                             1,242,620         1,211,349         3,204,713         3,408,974
                                                     -----------        ----------        ----------        ----------
            TOTAL REVENUE                             12,915,515        12,465,852        37,999,289        37,379,050
                                                     -----------        ----------        ----------        ----------

Benefits and expenses:
     Benefits and claims                               5,805,124         5,083,393        17,951,789        15,376,111
     Interest credited                                 1,445,022         1,497,835         4,496,712         4,466,267
     Amortization of policy acquisition costs          1,435,737         1,428,323         3,292,934         3,736,014
     Operating expenses                                2,362,028         1,788,813         6,979,624         6,563,369
                                                     -----------        ----------        ----------        ----------

            TOTAL BENEFITS AND EXPENSE                11,047,911         9,798,364        32,721,059        30,141,761
                                                     -----------        ----------        ----------        ----------


     Income before income tax expense                  1,867,604         2,667,488         5,278,230         7,237,289

     Income tax expense                                  625,997           782,614         1,740,755         2,219,827
                                                     -----------        ----------        ----------        ----------


NET INCOME                                           $ 1,241,607         1,884,874         3,537,475         5,017,462
                                                     ===========        ==========        ==========        ==========

Basic income per share of common stock               $      0.20              0.30              0.56              0.79
                                                     ===========        ==========        ==========        ==========


Diluted income per share of common stock             $      0.19              0.29              0.53              0.76
                                                     ===========        ==========        ==========        ==========


Weighted average number of shares
     used in computing income per share

          Basic                                        6,322,737         6,323,737         6,322,737         6,323,792
                                                     ===========        ==========        ==========        ==========
          Diluted                                      6,648,046         6,617,889         6,648,318         6,616,595
                                                     ===========        ==========        ==========        ==========